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                                                                     EXHIBIT 5.1



                                  March 1, 2001

Boeing Capital Corporation
3780 Kilroy Airport Way,
Suite 750
Long Beach, California 90806

      Re: BOEING CAPITAL CORPORATION - REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-55846)


Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-3 (File No. 333-55846) (the "Registration Statement"), in the form filed with the Securities and Exchange Commission(the "SEC") under the Securities Act of 1933, as amended, relating to the shelf registration of $5,000,000,000 principal amount of debt securities (the "Notes") of Boeing Capital Corporation (the "Company"). The Notes are to be issued under either (i) an indenture (the "Senior Indenture") between the Company and Bankers Trust Company ("Bankers Trust"), as trustee, with respect to senior notes ("Senior Notes") in the form filed as Exhibit 4(a) to the Registration Statement, or (ii) an indenture between the Company and Bankers Trust, as trustee with respect to subordinated notes in the form filed as Exhibit 4(b) to the Registration Statement (collectively, the "Indentures"). The Senior Notes are to be issued substantially in the form filed as an exhibit to the Registration Statement (with maturities, interest rates and other terms of the Notes appropriately filled in). The Senior Notes are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (the "Prospectus Supplements").

     We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Senior Notes and have examined such records, documents and instruments as we have considered relevant and necessary as a basis for this opinion. Based on such examination, we are of the opinion that when the issuance of the Senior Notes has been duly authorized by appropriate corporate action (subject to the terms thereof being otherwise in compliance with applicable law at such time) and the Senior Notes have been duly completed, executed, authenticated, issued and delivered in accordance with the Senior Indenture and sold as described in the Registration Statement, any amendment thereto, the Prospectus and, any Prospectus Supplement, relating thereto, the Senior Notes will be legal, valid and binding obligations of the Company, entitled to the benefits of the Senior Indenture. Our opinion that the Senior Notes are legal, valid, and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally; and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. In addition, we express no opinion with respect to Section 515 of each Indenture.

     We express no opinion as to matters of law in jurisdictions other than the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                              Very Truly Yours,

                                              /s/ Sidley & Austin